EXHIBIT 99.6 Report of Independent Accountants in respect of servicing by DaimlerChrysler Services North America LLC with respect to certain receivables

KPMG

KPMG LLP
Suite 1200
150 West Jefferson
Detroit, MI 48226-4429

                        Independent Accountants' Report

The Manager and Member
DaimlerChrysler Services North America LLC, as Servicer for WALT 2003-A:

We have examined management's assertion about DaimlerChrysler Services North America LLC's (the "Company") compliance with certain applicable minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers as of and for the year ended December 31, 2003, pursuant to the WALT 2003-A Servicing and Administration Agreement identified in the accompanying Management Assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that DaimlerChrysler Services North America LLC has complied in all material respects with the aforementioned applicable minimum servicing standards as of and for the year ended December 31, 2003 is fairly stated, in all material respects.



/s/  KPMG LLP
Detroit, Michigan
March 15, 2004



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                             Management Assertion

March 15, 2004

As of and for the year ended December 31, 2003, DaimlerChrysler Services North America LLC has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers, except for minimum servicing standards I.1, I.2, I.3, I.4, III.1, III.2, III.3, III.4, III.5, III.6, V.2,
V.3, V.4, and VII.1, to the extent that such servicing standards are applicable to the servicing obligations pursuant to the Servicing and Administration Agreement dated September 16, 2003 for WALT 2003-A.

DaimlerChrysler Services North America LLC, as Servicer

/s/ Norbert J. Meder
-------------------------------
Norbert J. Meder
Vice President and Controller

/s/ Robert L. Watson
-------------------------------
Robert L. Watson
Senior Manager - Structured Finance and Securitization

/s/ Mark L. Davis
-------------------------------
Mark L. Davis
Assistant Controller - Financial Reporting & Policy



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